GLOBAL CUSTODY AGREEMENT

SCHEDULE A

LIST OF FUNDS COVERED BY THE AGREEMENT

(Amended as of September 9, 2015)

Name
JPMorgan Diversified Return Global Equity ETF
JPMorgan Diversified Return International Equity ETF
JPMorgan Diversified Return Emerging Markets Equity ETF
JPMorgan Diversified Return U.S. Equity ETF
JPMorgan Diversified Return International Currency Hedged ETF
JPMorgan Diversified Return Europe Equity ETF
JPMorgan Diversified Return Europe Currency Hedged ETF

J.P. Morgan Exchange-Traded Fund Trust

By:	/s/ Paul Shield

Name:	Paul Shield

Title:	Treasurer

JPMorgan Chase Bank, N.A.

By:	/s/ Anna Maria Calla Minniti

Name:	Anna Maria Calla Minniti

Title:	Vice President